                                                                    Exhibit 99.1

 SWMX ANNOUNCES COO BILL FIGENSHU RESIGNING TO PURSUE BROADCAST RADIO OPPORTUNITY

         COMPANY ACCEPTS RICK BOYKO RESIGNATION FROM BOARD OF DIRECTORS

TRANSITIONAL QUARTER TO RESULT IN ANTICIPATED REDUCTION OF Q2'07 REVENUE VS. Q1'07

IRVINGTON, N.Y.-SWMX, Inc. (OTCBB: SWMX), a leading electronic advertising marketplace for radio and television, today announced Chief Operating
Officer, Bill Figenshu, has resigned his position with the company to pursue an as yet undisclosed opportunity in broadcast radio. He will be announcing his future plans within the next 30 days following a brief hiatus. Mr.
Figenshu's resignation will be effective June 29th and no replacement has been announced.

"Fig has been a great asset to the early-stage development of SWMX and his expertise has helped the company generate strong adoption within the broadcast radio industry," said Josh Wexler, CEO of SWMX. "Fig has been presented with a tremendous opportunity to help shape the future development of the industry from the broadcast side, and as such, we wish him all the best in his new journey, look forward to working with him in the future and appreciate all he has done to help build the foundation of SWMX's industry leading electronic ad marketplace."

"I am extremely proud of the many accomplishments and milestones that we have created in just eighteen short months at SWMX," said Mr. Figenshu. "SWMX Radio has surpassed over 2,000 major stations within its electronic network, and we have literally established the brand as "the" leading e-platform for transacting radio advertising. As fulfilling as this accomplishment is, my first love is radio broadcasting. I have the chance to join the next generation of radio industry development and I don't want to miss it! Having had the unique opportunity to help create a technology company that brings more revenue to radio has been invaluable and the knowledge gained as COO will be a valuable asset in my new upcoming assignment." Figenshu continues, "I wish to thank Josh
Wexler and the many talented people at SWMX for their support, dedication, and passion."

Rick Boyko Resigns SWMX Board Position

SWMX also announced Rick Boyko, a member of the company's Board of Directors, has submitted his resignation effective immediately, due to increased demands of his role as managing director and professor at VCU Adcenter. SWMX has begun an active search to fill the vacated seat.

Transitional Quarter to Result in Q2'07 Revenue Reduction

During the second quarter, SWMX began to refine its relationship and fee structure based on in-depth discussions with numerous clients and potential clients to deliver the greatest value for marketplace participants, and best position the company for long-term growth. As a result, the second quarter has been a period of transition that is anticipated to result in revenue and transaction volumes that will be sequentially lower than those achieved in
Q1'07. However, CEO Wexler notes, "The sequentially lower revenue for the second quarter is primarily due to timing of conversion of new enterprise-wide relationships with major advertisers, agencies and broadcast media owners. We have been, and remain, engaged with leading marketers and media owners to arrive at a relationship structure that best meets their needs and positions the organization for growth and success going forward. We are confident the efforts we have undertaken in the second quarter to refine our model and fuel broad-based adoption will begin to pay dividends in coming months."

About SWMX

Founded in January 2006, SWMX, Inc. and its wholly owned subsidiary, SoftWave
Media Exchange (WWW.SWMX.COM), provide an efficient, dynamic and transparent open marketplace for the purchase, sale, management and distribution of advertising media time. The SWMX Marketplace currently includes SWMX Radio(TM)
and SWMX Television(TM). SWMX Radio(TM) (WWW.SWMXRADIO.COM) serves a broad range of advertisers, agencies and Fortune 500 companies. It also serves over 2,000 leading radio stations across the U.S. representing all of the top 15 broadcast groups, 50 of the top 50 U.S. markets, 47 of the top 50 stations and a national daily audience of over 12.5 million listeners, or over 40% of the total U.S.
broadcast radio market, according to Arbitron*. SWMX Television(TM)
(WWW.SWMXTV.COM) serves the local spot cable market, delivering access to a potential daily cable audience of millions of viewers representing all major networks. The Company has also begun beta testing SWMX Television 2.0(TM), including enhanced functionality and expanded capabilities to support the local broadcast television market. For additional information, please visit
www.swmx.com. (SWMX-E)

*Arbitron Fall Book, 2006 - All Numbers Based on Adults 18+ Ratings for
Monday-Sunday 6 AM - 12 AM

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the
Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange
Commission.

CONTACT:
SWMX
Christian Kitchell, 914-406-8403